WANT & ENDER, CPA, P.C.
CERTIFIED PUBLIC ACCOUNTANTS          East 28th Street, 6th Floor
                                      New York, NY 1001637
MARTIN ENDER. CPA                     Telephone (212)684-2414
STANLEY Z. WANT, CPA, CFP             Fax (212) 684-5433


                     Independent Auditor's Report


To the Shareholders and Board of Directors
ARNOX CORPORATION


We have audited the accompanying balance sheet of ARNOX CORPORATION (A Dormant State Company) at July 12, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statoments are tree of material misstatement. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our Opinion.

In our Opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARNOX CORPORATION (A Dormant State Company) at July 12, 1994 in conformity with generally accepted accounting principles.


Martin Ender
Want & Ender CPA, P.C.
Certified Public Accountants

New York, NY
July 1, 1996

                         ARNOX CORPORATION
                       (A Dormant State Company)
                           Balance Sheets
                           July 12, 1994


                                                       1994

ASSETS


Organization Cost                                     0.00


   Total Assets                                       0.00

LIABILITIES AND ST0CKHOLDERS' EQUITY


STOCKHOLDERS' EQUITY
 Common Stock, par value $.oo1 per share;
 10,000,000 shares authorized; 3,417,025
 shares issued and  outstanding                        0.00

Additional Paid in Capital                             0.00
Deficit accumulated during development stage           0.00


Total Stockholders' Equity                             0.00


Total   Liabilities and Stockholders'Equity            0.00

See accompanying notes to financial statements.



                         ARNOX CORPORATION
                     (A Dormant State Company)

                            July 12,1994

Note 1. NATURE of BUSINESS

Arnox Corporation, (A Dormant State Company) , was incorporated on October 17, 1983 , under the laws of the State of Delaware. The
Company's   business  consisted  of  developing,   manufacturing,
marketing and licensing fire retardant products. The Company's shares were traded on the NASDAQ exchange until April 25, 1989. On September 11, 1989, the Company filed a petition, No. 89-97155, in the U.S. Bankruptcy Court for the District of New Jersey. This was converted from a Chapter 11 to a Chapter 7 petition on December 18, 1989. This bankruptcy proceeding endured for four years and ten months. on July 12, 1994 the Registrant's Petition was declared closed and the Trustee was discharged. Since July 12, 1994, the Registrant has been totally inactive.